SAKS INCORPORATED ANNOUNCES OCTOBER SALES

--Strategic Alliance with Household International expected to close in January 2003--

                                                                                        Contact:           Julia Bentley
                                                                                                                (865) 981-6243
                                                                                                                www.saksincorporated.com

FOR IMMEDIATE RELEASE

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Saks Incorporated will release results for the third quarter ended November 2, 2002 on Tuesday, November 19, 2002 at the close of business. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, November 20, 2002 to discuss the results. To participate, please call (816) 650-0742.

Birmingham, Alabama (November 7, 2002)--Retailer Saks Incorporated (NYSE: SKS) (the "Company") today announced that comparable store sales for the four weeks ended November 2, 2002 compared to the four weeks ended November 3, 2001 decreased 0.7% on a total company basis. By segment, comparable store sales decreased 2.0% for SDSG and increased 1.4% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended November 2, 2002 compared to the four weeks ended November 3, 2001, owned sales were:

	This Year	Last Year	Total (Decrease)	Comparable Increase (Decrease)
SDSG	$ 274.7	$ 277.7	(1.1%)	(2.0%)
SFAE	167.1	171.1	(2.4%)	1.4%
Total	$ 441.8	$ 448.8	(1.6%)	(0.7%)
Comparable

For the third quarter ended November 2, 2002 compared to the quarter ended November 3, 2001, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$ 837.4	$ 857.4	(2.3%)	(3.0%)
SFAE	560.1	554.6	1.0%	5.2%
Total	$1,397.5	$1,412.0	(1.0%)	0.1%
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On a year-to-date basis, for the nine months ended November 2, 2002 compared to the nine months ended November 3, 2001, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$2,402.6	$2,421.9	(0.8%)	(0.6%)
SFAE	1,639.7	1,701.2	(3.6%)	0.2%
Total	$4,042.3	$4,123.1	(2.0%)	(0.3%)
            211:

Merchandise categories with the best sales performances for SDSG in October were decorative and soft home, children's apparel, accessories, shoes, and petite sportswear. Categories with softer sales performances for SDSG in October were junior's apparel, men's sportswear, women's moderate sportswear, furniture, and intimate apparel. Categories with the best sales performances for SFAE in October were men's clothing, furnishings, and shoes; outerwear; jewelry; accessories; shoes; cosmetics; and handbags. Categories with the softest sales performances for SFAE in October were women's designer sportswear, designer eveningwear, and women's petite apparel.

The Company also announced that it expects the sale of its proprietary credit card business to Household International to occur in January 2003. The closing of the transaction is subject to approval of the U.S. Comptroller of the Currency, which is still pending.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 61 Saks Fifth Avenue stores and 51 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 244 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; speedy resolution of the labor dispute between the International Longshore and Warehouse Union and the Pacific Maritime Association; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; effective operation of the credit card operations of National Bank of the Great Lakes, the Company's national credit card bank; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

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Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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